Exhibit I-2

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

February 12, 2009
To whom it may concern

Keiji Kimura, President and Chief Executive Officer Mitsubishi Estate Co., Ltd. 6-1, Otemachi 1-chome, Chiyoda-ku, Tokyo

Public Notice Concerning a Share Exchange

Mitsubishi Estate Co., Ltd. (the “Company”), hereby publicly announces that the Company at the Board of Directors meeting held on Thursday, February 5, 2009, resolved to implement a share exchange (“Kabushiki Kokan”) of which the effective date is Thursday, April 30, 2009, through which the Company will make Towa Real Estate Development Co., Ltd. (3-13, Yaesu 2-chome, Chuo-ku, Tokyo), a wholly owned subsidiary of the Company.

The Company will implement this share exchange without obtaining the approval of a general meeting of shareholders, which is stipulated in Article 795, Paragraph 1, of the Companies Act, in accordance with Article 796, Paragraph 3, of the Companies Act. Consequently, any shareholders who oppose the share exchange are kindly requested to notify the Company of their dissent in writing within two weeks from the date hereof.

Furthermore, any shareholders who wish to request that the Company purchase the Company’s shares that they hold are kindly requested to notify the Company of their intent in writing including the number of shares relative to their request for the purchase of their shares by the Company during the period from the day 20 days before the effective date until the previous day of the effective date.